Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

CFO Commentary on Third-Quarter Results

Summary
We achieved record quarterly revenue of $11.1B despite a weaker than expected consumer market segment.  Demand strength in emerging markets and a robust enterprise market segment led to record microprocessor units.  This unit demand in combination with the leadership that we have across our product portfolio and low platform unit costs led to gross margin of 66% and a quarterly record for operating income of $4.1B.  Net income of $3.0B was up 59% from a year ago and earnings per share of $0.52 was up 58% from a year ago. The strength of our business model and execution can be seen in two metrics; operating profit as a percent of revenue was the highest in over 10 years at 37.3%, and quarterly revenue per employee was at an all-time high of $136k.

Revenue
Revenue of $11.1B was up 3% sequentially versus an average seasonal increase of approximately 9%. Microprocessor average selling prices, both including and excluding Intel® Atom™ processors, were approximately flat to the second quarter.  The enterprise market segment remained strong as the corporate refresh continues.  Customers continued to manage inventory to healthy levels.  The Americas performed seasonally while all other geographies performed worse than seasonal. On a year-over-year basis, revenue for the third quarter was up 18%.

Intel architecture group revenue of $10.7B was up 3.5%:
•	The PC Client Group had revenue of $8.1B, up 3% from the second quarter. Year over year, PC Client Group revenue was up 14%.
•	The Data Center Group had revenue of $2.2B, up 3% from the second quarter. Year over year, Data Center Group revenue was up 30%.
•
The other Intel architecture group had revenue of $0.5B, up 19% from the second quarter on strength in the embedded market segment. Year over year, the other Intel architecture group’s revenue increased 46%.

Intel Atom microarchitecture revenue, including microprocessors and associated chipsets, was $396M, down 4% from the second quarter.

Gross Margin
Gross margin dollars were $7.3B, 1% higher than the second quarter.  Gross margin of 65.9% was 1.3 points lower than the second quarter and flat to the midpoint of the Outlook provided in August.

Gross Margin Reconciliation: Q2’10 to Q3’10 (67.2% to 65.9%, down 1.3 points)
[note: point attributions are approximate]
•	- 1.5 points: Inventory write-offs (primarily Sandy Bridge products built prior to qualification for sale)

The midpoint of the forecast ranges will be referred to when making comparisons to specific periods.

Gross Margin Reconciliation: Q3’10 Outlook provided in July to Q3’10 (67% +/- couple points to 65.9%, down 1.1 points)
[note: point attributions are approximate]
•	- 0.5 point: Lower platform** volume
•	- 0.5 point: Inventory write-offs

In a year-over-year comparison, gross margin percent is 8 points higher than Q3’09.  The increase is primarily due to higher platform** average selling prices, lower platform** unit cost, no excess capacity charges in Q3’10, and higher platform** volume.

Spending
Spending for R&D and MG&A was $3.2B, down 2% from the second quarter and in line with the Outlook provided.  Spending as a percentage of revenue was 29%, down 1 point from the first and second quarters.  Depreciation was in line with expectations at $1.1B.

Other Income Statement Items
Gains and losses on equity investments and interest and other income was a net gain of $115M, lower than the $204M gain in the second quarter and lower than our revised Outlook of a $175M net gain.  Relative to our revised Outlook, the third quarter was lower primarily due to mark to market losses on Micron stock acquired through the sale of our stake in Numonyx.

The provision for taxes in the third quarter was at a 30.5% tax rate, lower than the forecast of 32% due to lower reserves and higher profits coming from low tax jurisdictions.

Balance Sheet and Cash Flow Items
Cash flow from operations in the third quarter was over $3.5B. On the balance sheet, total cash investments^^ ended the quarter at $20.3B, $2.5B higher than the second quarter.  During the third quarter, we paid $877M in dividends, purchased $1.4B in capital assets, and increased total inventories by $78M (all on 32nm products).

Other Items
We added approximately 1,300 employees in the third quarter bringing the number of employees to 81.7k.

** CPU and chipset, excluding Intel Atom microprocessors and chipsets
^^ Cash and cash equivalents, short-term investments, and marketable debt instruments included in trading assets

Q4 2010 Outlook

The Outlook for the fourth quarter does not include the effect of any acquisitions, divestitures or similar transactions (such as McAfee and the wireless division of Infineon) that may be completed after October 12th. The mid-point of the forecast ranges will be referred to when making comparisons to specific periods.

Revenue
Revenue is expected to be $11.4B, plus or minus $400M in the fourth quarter. The midpoint of this range would be an increase of 3% from the third quarter, which is below the average seasonal increase of 8% due to continuing consumer softness and customers reducing inventory in advance of the Sandy Bridge launch in Q1’11.

Gross Margin
Gross margin in the third quarter is expected to be 67%, plus or minus a couple points.

Gross Margin Reconciliation: Q3’10 to Q4’10 Outlook (65.9% to 67% +/- a couple points)
[note: point attributions are approximate]
•	+ 2.0 point: Lower inventory write-offs (primarily qualification for sale of Sandy Bridge products and sales of previously written-off products
•	- 0.5 point: Higher platform** unit cost
•	- 0.5 point: Increase in startup costs and costs associated with taking older technology offline

Spending
Spending for R&D and MG&A in the third quarter is expected to be approximately $3.2B, flat to the third quarter.  Depreciation is forecasted to be approximately $1.1B, also flat to the third quarter.

Other Income Statement Items
Gains and losses from equity investments and interest and other income are expected to be a net gain of approximately $20M, down from $115M in the third quarter.

The tax rate for the fourth quarter is expected to be 31%, down 1 point from the prior forecast.

Capital Spending
The Capital spending forecast for 2010 is unchanged at $5.2B, plus or minus $200M.

** CPU and chipset, excluding Intel Atom microprocessors and chipsets

Risk Factors
The above statements and any others in this document that refer to plans and expectations for the fourth quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the corporation’s expectations.

•
Demand could be different from Intel's expectations due to factors including changes in business and economic conditions; customer acceptance of Intel’s and competitors’ products; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers.

•
Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Revenue and the gross margin percentage are affected by the timing of Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; defects or disruptions in the supply of materials or resources; and Intel’s ability to respond quickly to technological developments and to incorporate new features into its products.

•
The gross margin percentage could vary significantly from expectations based on changes in revenue levels; product mix and pricing; start-up costs; variations in inventory valuation, including variations related to the timing of qualifying products for sale; excess or obsolete inventory; manufacturing yields; changes in unit costs; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; the timing and execution of the manufacturing ramp and associated costs; and capacity utilization.

•
Expenses, particularly certain marketing and compensation expenses, as well as restructuring and asset impairment charges, vary depending on the level of demand for Intel's products and the level of revenue and profits.

•
The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

•
Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments; interest rates; cash balances; and changes in fair value of derivative instruments.

•
The majority of Intel’s non-marketable equity investment portfolio balance is concentrated in companies in the flash memory market segment, and declines in this market segment or changes in management’s plans with respect to Intel’s investments in this market segment could result in significant impairment charges, impacting restructuring charges as well as gains/losses on equity investments and interest and other.

•
Intel's results could be impacted by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

•	Intel’s results could be affected by the timing of closing of acquisitions and divestitures.
•
Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports. An unfavorable ruling could include monetary damages or an injunction prohibiting us from manufacturing or selling one or more products, precluding particular business practices, impacting Intel’s ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the report on Form 10-Q for the quarter ended June 26, 2010.